Exhibit 10.21

Confidential

Board Director’s Agreement

dated September 17, 2015

by and between

Canada Goose International AG	(hereinafter the Company)
Gotthardstrasse 26, 6300 Zug, Switzerland

And

Daniel Reiss	(hereinafter DR)

(each individually a Party and collectively the Parties)

Preamble

Subject to the Articles of Association and the Board Regulations of the Company, the Company and DR wish to set forth the rights and obligations of DR in relation to the appointment of DR as a member of the board of directors of the Company (the Board) in this board director’s agreement (the Agreement).

Now, therefore, the Parties agree as follows:

1.	Board Membership

1.1.	Appointment

DR has been appointed a member of the Board, and DR has accepted such appointment.

1.2.	Applicable Laws and Regulations

DR will exercise his role as a member of the Board in accordance with the provisions of applicable laws and regulations and the Articles of Association, Board Regulations and directives and policies of the Company as in force and as amended from time to time.

The Company ensures that DR has access to all necessary information in order to assume his duties and responsibilities.

1.3.	Anticipated Commitment

The time commitment is anticipated to amount to approximately 3 full day Board meetings p.a. and the related preparatory work, with the possibility of additional Board meetings to address significant matters as they arise.

DR’s time commitment shall include attendance, in person or in exceptional cases by telephone or video-conference, at any Board meetings as well as the Shareholders’ Meetings.

DR shall devote appropriate preparation time ahead of each Board and Shareholders’ Meeting that he is required to attend in accordance with paragraph 2 above. In any case, DR shall devote sufficient time to carefully fulfill his duties as a Board member.

1.4.	Independence and Conflict of Interest

DR shall exercise his role as a member of the Board in his capacity as CEO of the Canada Goose group of companies to which Company belongs, based on his professional and diligent judgment, with due care and in the best interest of the Company. DR acknowledges that he may have business interests other than the Company and hereby confirms that he has disclosed to the Company any potential conflict of interest.

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DR shall disclose any potential conflicts of interest arising in the future and, in case of a conflict of interest, shall not participate in discussions or a vote at the Board and not be entitled to receive any confidential information related to the conflicting matter.

2.	Remuneration

2.1.	Remuneration

DR’s remuneration for his services rendered as a member of the Board shall consist of a cash remuneration consisting of a fixed amount of CHF 15,000 per year. In case more than three (3) Board meetings are held, DR shall receive an additional cash remuneration in the amount of CHF 5,000 for each additional Board meeting.

2.2.	Payment | Transfer Modes

The cash remuneration is paid once per year after the Ordinary General Meeting of Shareholders.

2.3.	Social Security Contributions

All compulsory social security or similar contributions due by the Company according to Swiss law will be paid by the Company and deducted from DR’s remuneration. DR is not included in the Company’s pension scheme.

2.4.	Expenses

The Company shall pay all documented expenses that DR reasonably incurs in the execution of his duties under this Agreement.

3.	Term and Termination

3.1.	Term

This Agreement enters into effect as of the date on the cover page of this Agreement and shall continue to be in force as long as DR is elected.

3.2.	Termination

This Agreement terminates automatically with immediate effect if and when DR resigns or is dismissed as a Board member or if he ceases to be employed by Canada Goose Inc.

3.3.	Registration in Commercial Register

The Company undertakes to promptly have the entry of DR in the Commercial Register deleted upon termination of this Agreement.

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4.	Miscellaneous

4.1.	Confidentiality

All information acquired during DR’s term as a Board member that is not known to the public is strictly confidential and may not be released to third parties or made use of for a personal benefit (or the benefit of related parties), either during the appointment or at any time following its termination without prior written clearance from the Company, all in accordance with the Company’s Board Regulations.

Upon expiry of his term of office, DR shall immediately return all documents, business files and any other material pertaining to the Company and shall delete all corresponding information on his electronic or other data device.

4.2.	Indemnities

Where permitted by the Swiss Code of Obligations and other applicable laws and regulations, the Company shall hold DR harmless from and against any claims resulting from or incurred in connection with his activity as a member of the Board.

4.3.	Directors’ and Officers’ Insurance

DR will be covered by the Company’s Directors’ & Officers’ Insurance Policy as in force and amended from time to time. He shall receive a summary of the Insurance Policy.

4.4.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland under the exclusion of conflict of law principles.

The exclusive place of jurisdiction shall be the city of Zug.

Zug, September 17, 2015

/s/ Daniel Reiss
Daniel Reiss

Canada Goose International AG

/s/ Hans-Peter Wyss	/s/ Nikolaos Koumettis

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